Exhibit 10.6

Amendment to the Exclusive License Agreement
for “Angiogenesis Gene Therapy”

This amendment (“Amendment”) to the Exclusive License Agreement for Angiogenesis Gene Therapy, dated September 29, 1995 (the “License Agreement”) shall be effective as of the Transfer Date (as described below), by and between The Regents of the University of California (the “Regents”), a California corporation, having a principal administrative office at 1111 Franklin Street, Fifth Floor, Oakland, CA 94607-5200, and Cardium Therapeutics, Inc. (“Cardium” or “Licensee”), a Delaware corporation, having a principal place of business at 11622 El Camino Real, Suite 300, San Diego, CA 92130.

RECITALS

WHEREAS, Collateral Therapeutics, Inc. (“Collateral”) and the Regents entered into a license agreement related to Angiogenic Gene Therapy (AGT), effective on September 29, 1995, having U.C. Agreement Control Numbers 96-04-0203 (“License Agreement”);

Whereas, Collateral Therapeutics subsequently entered into a related license agreement, effective on June 18, 1997, having U.C. Agreement Control Number 97-04-0664 (the “Related Agreement”);

WHEREAS, the License Agreement and The Related Agreement contemplate one licensed product and, therefore, the parties would like to terminate the Related Agreement and that the patent rights formerly licensed thereunder will be governed by the terms and conditions of the License Agreement, as amended herein;

WHEREAS, Collateral was acquired by a corporation (Schering AG) which directly and through its affiliates made considerable additional investments into the technology (including advancing a product candidate termed Generx (Ad5-FGF4) into and through several human clinical trials);

WHEREAS, Schering AG subsequently elected to discontinue the AGT development program;

WHEREAS, Cardium was formed and financed in order to acquire rights to the AGT technology, including the License Agreement, license agreements and complementary rights from other institutions, as well as know-how and biological materials developed by Collateral and its affiliates, and to reinitiate human clinical trials of an AGT candidate based on Generx (Ad5-FGF4);

WHEREAS, Collateral, The Regents and Cardium entered into a Transfer, Consent to Transfer, Amendment and Assumption of License Agreement (the “Transfer & Assumption Agreement”), effective on July     , 2005, under which all of Collateral’s rights and obligations under the License Agreement are to be transferred to Cardium in connection with the closing of a “Qualified Financing” on the “Transfer Date” (each as defined in the Transfer & Assumption Agreement);

WHEREAS, despite considerable investments into the AGT technology having been made by Collateral, Schering AG and their affiliates, human gene therapy trials have been affected by numerous technical difficulties and no significant gene therapy product has been successfully commercialized to date;

WHEREAS, The Regents desires that the invention be developed, utilized and marketed so that potential products therefrom may be enjoyed by the general public, and desires to take advantage of the considerable technological and other developments already made with respect to the AGT technology, and of the complementary technologies and intellectual property assets that have now been assembled by Cardium, and to facilitate Cardium’s ongoing efforts to reinitiate and develop the AGT technology, and is, therefore, willing to amend the License Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto agree to the following amendments to the License Agreement:

A.            Paragraph 1.1 (Patent Rights) of the License Agreement is removed in its entirety and replaced with the following:

1.1           “Patent Rights” means all United States patents and patent applications, corresponding foreign patents and patent applications, and any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those continuation-in-part applications that are entirely supported in the specification and entitled to the priority date of the parent application) based on the following:

1.1a         United States Patent Application Serial Number 08/396,207, entitled “Gene Transfer-Mediated Angiogenesis Therapy,” filed February 28, 1995, by Dr. Kirk Hammond et al, and assigned to The Regents, and now abandoned (UC Case 1994-161-1);

1.1b         United States Patent Number 5,792,453, entitled “Gene Transfer-Mediated Angiogenesis Therapy,” issued August 11, 1998, to Dr. Kirk Hammond et al, and assigned to The Regents (UC Case 1994-161-3);

1.1c         United States Patent No. 6,100,242, entitled “Gene Therapies for Enhancing Cardiac Function,” issued August 8, 2000, to Dr. Kirk Hammond et al, and assigned to The Regents (UC Case 1994-161-4);

1.1d         United States Patent Application Serial Number 09/021,773, entitled “Myocardial Gene Therapy,” filed February 11, 1998, by Dr. Kirk Hammond et al and assigned to The Regents, and now abandoned (UC Case 1994-161-5);

1.1e         United States Patent Number 6,174,871, entitled “Gene Therapies for Enhancing Cardiac Function,” issued January 16, 2001, to Dr. Kirk Hammond et al, and assigned to The Regents (1994-161-6);

1.1f          United States Patent Application Serial Number 09/435,156, entitled “Myocardial Gene Therapy,” filed November 5, 1999, by Dr. Kirk Hammond et al, and assigned to The Regents, and now abandoned (UC Case 1994-161-7).

1.1g         United States Patent Application Serial Number 09/609,080, entitled “Myocardial Gene Therapy,” filed November June 30, 2000, by Dr. Kirk Hammond et al, and assigned to The Regents, and now abandoned (UC Case 1994-161-8).

1.1h         United States Patent Application Serial Number 09/847,936, entitled “Myocardial Gene Therapy,” filed May 3, 2001, by Dr. Kirk Hammond et al, and assigned to The Regents (UC Case 1994-161-9).

1.1i          United States Patent Application Serial Number 08/852,779, entitled “Gene Therapy for Heart Failure,” filed May 6, 1997, by Dr. Kirk Hammond et al, and assigned to The Regents, and now abandoned (UC Case 1997-119).

B.            Paragraph 4.4 (Minimum Annual Royalties) is replaced in its entirety by the following:

4.4           Beginning in the year 2010, the Licensee will pay to The Regents a minimum earned royalty as follows

2009	$150,000;
2010	$200,000;
2011	$250,000;
2012	$300,000;
2013	$400,000;
2014	$500,000;

In each succeeding year after the year 2014, the Licensee will pay a minimum annual royalty of Five Hundred Thousand Dollars ($500,000.) for the life of this Agreement.   Minimum annual royalties are creditable against earned royalties, and if the earned royalty owed for any calendar year is less than the minimum annual royalty due for that same calendar year, then, in addition to the earned royalty owed, Licensee will pay to The Regents an amount equal to the difference between them by February 28 of the following year.

C.            Paragraph 5.3 (Due Diligence) of the License Agreement is replaced in its entirety by the following:

5.3           If Licensee is unable to perform any of the following:

5.3.1  begin new Phase II Clinical Trials in the United States (or an equivalent phase of clinical trials conducted in another country) for Patent Products on or before June 30, 2006;

5.3.2  begin new pivotal Clinical Trials (Phase III Clinical Trials or a combination of Phase II and Phase III Clinical Trials) in the United States (or an equivalent phase of clinical trials conducted in another country) for Patent Products within eighteen (18) months of completing successful Phase II Clinical Trials, but not later than June 30, 2009;

5.3.3  file for marketing approval in the United States for said Patent Product within eighteen (18) months of completing successful pivotal Clinical Trials, but not later than December 31, 2010;

5.3.4  market Patent Products in the United States within six (6) months after receiving marketing approval of such Patent Products from the U.S. Food and Drug Administration; and

5.3.5  diligently and earnestly fill the market demand for Patent Products following commencement of marketing at any time during the exclusive period of this Agreement;

then The Regents will have the right and option to terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses in accordance with Paragraph 5.4.  The exercise of this right and option by the Regents supersedes the rights granted in Article 2. (Grant).

D.            Paragraph 5.4 (Due Diligence) of the License Agreement is replaced in its entirety by the following:

5.4           To exercise either the right to terminate this Agreement or reduce the exclusive licenses granted to the Licensee to non-exclusive licenses for lack of diligence required in this Article 5 (Due Diligence), The Regents will give the Licensee written notice of the deficiency.  The Licensee has sixty (60) days from the date of written notice to cure the deficiency.  If The Regents has not received written evidence that the deficiency has been cured, then The Regents may, at its option, terminate this Agreement or reduce the exclusive licenses granted to the Licensee to non-exclusive licenses by giving written notice to the Licensee.  These notices are subject to Article 18 (Notices).  Notwithstanding the foregoing, if the Licensee can demonstrate that it is diligently developing Patent Products but market or regulatory circumstances beyond the Licensee’s control necessitate a first one-year extension of one or all of the provisions 5.3.2 through 5.3.4, then the License may extend the timeline of these provisions by one (1) year upon payment of an first extension fee of Fifty Thousand Dollars ($50,000).  The Licensee may obtain two (2) additional one-year extensions of one or all of the provisions of 5.3.2 through 5.3.4, subject to (a) payment of One Hundred Thousand Dollars ($100,000) for the second one-year extension and One Hundred and Fifty Thousand Dollars ($150,000) for the third one-year extension, and (b) the Licensee’s written demonstration that failure to meet the development deadlines are due to market and regulatory circumstances beyond the Licensee’s control.

E.             Paragraph 18.1 (Notice) of the License Agreement is replaced in its entirety by the following:

18.1         Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person (or by FedEx, UPS or other courier) or (b) five days after mailing if mailed by first-class certified mail, postage paid, to the party’s respective address as given below, or to another address as it may designate by written notice to the other party:

In the case of Licensee:
Cardium Therapeutics, Inc.
11622 El Camino Real, Suite 300
San Diego, CA 92130
Tel. (858) 794-3428
Fax (858) 794-3430
Attn: General Counsel

In the case of The Regents:
The Regents of the University of California
Office of Technology Transfer
1111 Franklin Street,
5th Floor
Oakland, CA 94607-5200
Tel: (510) 587-6000
Fax: (510) 587-6090
Attn: Executive Director
Research Administration and
Technology Transfer
Referring to: U.C. case No. 94-161 and 97-119

F.             In consideration of this Amendment and the rights granted under the License Agreement, the Licensee will pay the following milestone payments:

One Hundred Thousand Dollars ($100,000) upon beginning a new Phase II Clinical Trial in the United States (or an equivalent phase of clinical trials conducted in another country) for Patent Products on or June 30, 2006;  whichever is earlier; and

Two Hundred Thousand Dollars ($200,000) upon beginning Phase II/III Clinical Trials in the United States for Patent Products or on December 31, 2008, whichever is earlier.

G.            This Amendment is not intended to, and it is agreed that it does not, expressly or by implication, affect in any way, any other provisions of the License Agreement, which are intended to remain in full force and effect. FURTHERMORE, by virtue of this agreement, and given that the subject matter of the Related Agreement is hereby incorporated into the License Agreement, the Related Agreement is hereby terminated by mutual agreement of the Parties hereto.

H.            IN WITNESS WHEREOF, both The Regents and Licensee have executed this Amendment, in duplicate originals, by their respective officers hereunto duly authorized, effective as of the date noted above.

CARDIUM THERAPEUTICS, INC.		THE REGENTS OF THE UNIVERSITY
OF CALIFORNIA

By	/ S / Christopher J. Reinhard	By	/ S / Candace L. Voelker
for
Name Christopher J. Reinhard		Name William T. Tucker

Title CEO		Title Interim Executive Director
Research Administration and
Technology Transfer

Date	October 3, 2005	Date	October 1, 2005

Approved as to legal form:
		/ S / P. Martin Simpson, Jr.	August 1, 2005
University Counsel
Office of General Counsel